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As filed with the Securities and Exchange Commission on December     , 2004
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALPHA PRO TECH, LTD.
(Exact name of registrant specified in its charter)

Delaware, U.S.A. (State or other jurisdiction of incorporation)	63-1009183 (I.R.S. Employer Identification No.)

Alpha Pro Tech, Ltd. 2004 Stock Option Plan
(Full title of the Plan)

Sheldon Hoffman, Chief Executive Officer
Alpha Pro Tech, Ltd.
Suite 112, 60 Centurian Drive
Markham, Ontario, Canada L3R 9R2
(Name and address of agent for service)

(905) 479-0654
(Telephone number, including area code, of agent for service)

Copy to:

Peter Landau, Esq.
Foreht Last Landau & Katz, LLP
228 East 45th Street, New York, New York 10017
(212) 935-8880

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)

Common Stock, $.01 par value per share, for issuance pursuant to Incentive Stock Options and Non-Qualified Stock Options	2,500,000 Shares	$1.58	$4,326,200	$509.19

(1)
Estimated solely for purposes of calculating the registration fee on the basis of the product resulting from multiplying the sum of the number of shares of Common Stock registered as part of this Registration Statement as to which options have been granted under the 2004 Stock Option Plan (520,000); by $1.58 per share, the exercise price of such options, and adding to such sum the product resulting from multiplying the number of additional shares of Common Stock registered as a part of this Registration Statement as to which options may be granted under the 2004 Stock Option Plan (1,980,000) by $1.77, the closing price of the shares of Common Stock on the American Stock Exchange on December 7, 2004.

PART I
INFORMATION REQUIRED IN THE PROSPECTUS

        A reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 is being filed with the Commission as part of this Registration Statement on Form S-8 (this "Registration Statement"). The information required by Part I of this Registration Statement will be sent or given to holders of Options in accordance with the provisions of Rule 428 (b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the Note to Part I of Form S-8, this information is not being filed with or included in this Registration Statement.

i

PROSPECTUS

        ALPHA PRO TECH, LTD.

2,500,000 SHARES OF COMMON STOCK UNDER THE
2004 STOCK OPTION PLAN

        The selling stockholders listed in Appendix A and Appendix B of this prospectus are selling these shares for their own accounts. These sales may be made either at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

        Our common stock is traded on the American Stock Exchange under the symbol APT.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

The date of this prospectus is December     , 2004.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We have filed with the Securities and Exchange Commission in Washington, D.C. a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and our common stock, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete; we refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all respects by such reference. Anyone may inspect a copy of the registration statement without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

        You may obtain copies of all or any portion of the registration statement by writing to the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and paying prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. In addition, the SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies such as ours that file electronically with the SEC.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and therefore we file reports, proxy statements and other information with the SEC. You can inspect and copy the reports, proxy statements and other information that we file at the public reference facilities maintained by the SEC at the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 233 Broadway, New York, New York, 10279 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of such material from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also makes electronic filings publicly available on its Web site within 24 hours of acceptance. Our common stock is quoted on the American Stock Exchange under the trading symbol "APT." Reports, proxy and information statements and other information about us may be inspected at the American Stock Exchange at 186 Trinity Place New York, NY 10006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents which we have filed with the Commission are incorporated by reference into this prospectus:

  (a)
  Our annual report on Form 10-K for the fiscal year ended December 31, 2003;

  (b)
  Our quarterly reports on Form 10-Q for the quarters ended March 31, 2004; June 30, 2004; and September 30, 2004;.

  (c)
  Our proxy statement with respect to our 2004 Annual Meeting of Stockholders, dated April 29, 2004;

  (d)
  The description of our Common Stock contained in our registration statement on Form 8-A, dated March 2, 2000, including all amendments and reports filed for the purpose of updating such description.

        All documents that we have filed with the Commission pursuant to Section 13 (a), 13 (c), 14 or 15 (d) of the Exchange Act subsequent to the date of this prospectus and prior to the completion of the offering shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of filing of these documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus, shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document, which also is or is deemed incorporated by reference in this prospectus, modifies, supersedes or replaces that statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

        We will provide without charge to each person to whom this prospectus is delivered, upon that person's written or oral request, a copy of any or all information incorporated by reference in this prospectus (other than exhibits to these documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for copies should be directed to Lloyd Hoffman, Senior Vice President and Chief Financial Officer, Alpha Pro Tech, Ltd., 60 Centurian Drive, Suite 112, Markham, Ontario L3R 9R2, Canada, (905) 479-9232.

OUR COMPANY

        We are a leading designer, developer, manufacturer and marketer of disposable protective apparel and other products for the medical, dental, clean room, food service and consumer markets.

        The company's growth strategy is to provide innovative solutions to its customers and create value for its shareholders. We have a reputation of combining extensive research and development with quick responsiveness while meeting the highest standards for quality, safety and reliability. The company also uses its innovative culture to consistently explore ways to drive down costs, improve operating margins and capture additional market share.

        Our manufacturing facilities and offices are located in Arizona, Georgia, Utah and Wisconsin in the United States as well as in Canada.

        Our products are classified into four groups: Disposable protective apparel, consisting of a complete line of shoecovers, headcovers, gowns, coveralls and lab coats; infection control products consisting of a line of face masks and face shields; extended care products consisting of a line of mattress overlays, wheelchair products consisting of a line of pet bedding and pet toys.

        Our products are sold through three segments. The apparel segment, consisting of disposable protective apparel; the Mask and Shield segment, consisting of infection control products; and the Extended Care segment, consisting of extended care products and consumer products.

        Our target markets are pharmaceutical manufacturing, bio-pharmaceutical manufacturing and medical device manufacturing, lab animal research, high technology electronics manufacturing which includes the semi-conductor market, as well as medical and dental distributors and the consumer market for pet products.

        We have recently implemented a new strategy in conjunction with our distributors to communicate directly with the end users. This enables us to better understand the end users true needs and ties into our innovative strategy which is to sell products that best satisfy the end users requirements.

        Our current strategy is to not only grow our cleanroom business through our exclusive agreement with VWR Scientific Products, but to also focus on our other core businesses which include medical, dental, industrial safety and pet. As part of our current strategy, emphasis is being placed on developing innovative products.

        Our products are used primarily in hospitals, clean rooms, laboratories, industrial and dental offices and are distributed principally in the United States through a network presently consisting of 2 purchasing groups, 11 major distributors, approximately 765 additional distributors, approximately 12 independent sales representatives and a sales force of 15 people. Our products are primarily sold under the "Alpha Pro Tech" brand name, but are also sold for use under private label.

        A fourth and new business segment, Engineered Products, was announced during the second quarter 2004 with the formation of Alpha Pro Tech Engineered Products, Inc., a wholly-owned subsidiary. This Engineered Products segment will consist of a line of construction supply weatherization products as well as a line of paint containing antimicrobials. The construction supply weatherization products will consist of building wrap and synthetic roof underlayment. This line of products is a natural extension of our core capabilities: creating proprietary products designed to protect people and environments. Our expertise has now allowed us to create unique and improved materials which will protect homes and offices from the environment and nature's elements, while improving efficiencies and reducing expenses for contractors and homebuilders. The building wrap will offer a weather resistant barrier and lower energy consumption costs. The proprietary synthetic roof underlayment has the ability to resist the environment, as opposed to conventional roofing underlayment that are prone to rapid degradation and mold growth.

        The line of paint with antimicrobials will inhibit growth of bacteria, fungi and algae on the painted surfaces in hospitals, surgical rooms, cleanrooms and associated controlled environments. We have an existing exclusive licensing agreement for the proprietary antimicrobial formulation to be used in the paint. This product will fulfill a key need in cleanrooms and hospitals and in addition it will reduce their operational costs while preserving environmental safety. We expect to begin manufacturing and distributing the new engineered products in the fourth quarter of 2004.

        We were incorporated in the State of Delaware on July 1, 1994 as a successor to a business that was organized in 1983. Our executive offices are located at 60 Centurian Drive, Suite 112, Markham, Ontario, Canada L3R 9R2, and our telephone number is (905) 479-0654. Our web site is located at www.aphaprotech.com. Information contained on our web site is not part of this prospectus.

RISK FACTORS

        You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially harm our business, results of operations and financial condition and could result in a complete loss of your investment.

Our future operating results are likely to fluctuate which may adversely affect the market price of our common stock.

        Our revenues for the year ended December 31, 2003 increased 23.7% to $27.0 million from $21.8 million in the prior year. Approximately $3.5 million of the $5.2 million sales increase was due to Severe Acute Respiratory Syndrome (SARS) related sales of our N-95 mask and eye shields.

        While there is no way to predict the possibility of another SARS outbreak, the heightened awareness about infection control and our product line is likely to result in a higher demand for our N-95 mask and eye shield which in turn cause our quarterly and annual operating results to fluctuate.

        Due to the foregoing factors, we do not believe that period-to-period comparisons of our historical results of operations are necessarily indications of future performance.

Our failure to manage our manufacturing operations to meet changing capacity requirements will significantly limit our sales and revenue.

        To meet the demand of SARS related sales of our N-95 mask and eye shields, we added new production lines during 2003. To further meet potential needs for production capacity, we leased an additional facility consisting of a 34,500 square foot building effective as of February 4, 2004. The failure to achieve increased levels of productivity could materially and adversely affect our business, results of operations and financial condition.

We are dependent on a limited number of major distributors, one of which accounts for 54% of our total sales.

        We have eleven major United States distributors, all of which to our best knowledge, sell competing products.

        Sales to our largest distributor, VWR Scientific, represented 54.8% of total sales for 2003, 63.2% for 2002, and 64.0% for 2001.

        Our agreement with VWR, which provides for exclusive distribution rights with respect to disposable apparel, mask and eye shields for sale to the Industrial/Cleanroom market place, is for a three-year period from January 1, 2001, and automatically renews for successive one-year terms unless terminated by either party in writing not less than 60 days prior to the expiration of the initial term or any renewal term. In order to retain such exclusivity, the distributor has agreed to purchase at least 95% of its prior year's distributor sales in the current year. Since the beginning of our relationship with such suppliers in 1994, the minimum requirement has been met each year.

        The loss of this distributor would have a material adverse effect on our business, results of operations and financial condition.

Our success depends in part on protection of our intellectual property, and our failure to do so could adversely affect our competitive advantage, our brand recognition and our business.

        The success and competitiveness of our products depend in part upon our ability to protect our current and future technology, manufacturing process and brand names, including Alpha Pro Tech, through a combination of patent, trademark, trade secret and unfair competition laws

        We enter into confidentiality and non-disclosure of intellectual property agreements with our employees, consultants and certain vendors and generally control access to and distribution of our proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar information independently.

        Policing unauthorized use of intellectual property is difficult. The laws of other countries may afford little or no effective protection of our technology. We cannot assure you that the steps taken by us will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of the proprietary rights of others. Litigation may result in substantial costs and diversion of resources, either of which could have a material and adverse effect on our business, results of operations and financial condition.

Our industry is highly competitive which may affect our ability to grow our customer base and generate sales.

        The markets for our products are intensely competitive. We currently experience competition from numerous companies in each of the markets in which we participate. Our major competitor in the medical and dental markets is Kimberly Clark of Fort Worth, Texas. Other large competitors include 3M Company, Johnson & Johnson, White Knight/Precept, Cardinal Health, Inc., and Medline Industries Inc. Our major competitors in the industrial and cleanroom market are Kimberly Clark, 3M, Kappler USA, Dupont and Allegiance Health Care. In the extended care market, Skil-care, Glenoit Mills and JT Posey Co. are the principal competitors, and in the consumer products market, principal competitors include Flexmat Corporation and Lazy Pet Company.

        Cardinal Health, Inc. and Medline Industries Inc. are distributors of our products.

        Many of our competitors are more established, benefit from greater market recognition and have substantially greater financial, development, manufacturing and marketing resources than we have.

        If we do not compete successfully with respect to these or other companies, it could materially adversely affect our business, results of operations, and financial condition.

There are risks associated with international manufacturing which could have a significant effect on our business.

        In 2001, we began subcontracting the manufacturing of some of our goods previously manufactured in Mexico to subcontractors in China. These goods are manufactured pursuant to our specifications and quality assurance guidelines. Certain proprietary products are being made in China using material supplied by us.

        We expect that subcontracting the manufacture of some products in China will represent a significant portion of our product sales, but we cannot be certain that we will be able to maintain our subcontracting at current levels. If our ability to subcontract some of our manufacturing to China were to decline significantly, our business, results of operations and financial condition could be materially adversely affected. International manufacturing is subject to a number of risks, including the following:

  •
  changes in foreign government regulations and technical standards;

  •
  difficulty of protecting intellectual property;

  •
  requirements or preferences of foreign nations for the manufacture of domestic    products;

  •
  fluctuations in currency exchange rates relative to the U.S. dollar; and

  •
  political and economic instability.

We have recently formed a fourth and new business segment consisting of a line of construction supply weatherization products and a line of paint with antimicrobials. There are risks associated with the introduction of new products which would adversely affect our business.

        We believe that our new line of Engineered Products is a natural extension of our core capabilities: creating proprietary products designed to protect people and environments. Our line of construction supply weatherization products and our line of paint with antimicrobials are aimed at reducing operational costs while preserving environmental safety. The failure of these products to achieve market acceptance, cost advantage or both, would materially and adversely affect our business, results of operations and financial condition.

We are dependent upon key personnel.

        We are dependent upon the experience and ability of certain key personnel, including Sheldon Hoffman, Chief Executive Officer, and Alexander W. Millar, President. The loss of the services of either of those individuals could have a material adverse effect on our business and operating results.

Certain current stockholders own a large portion of our voting stock.

        At March 30, 2004, our officers, directors and affiliated entities together beneficially own approximately 21.6% of our outstanding common stock, which treats as outstanding currently exercisable options. As a result, these stockholders may be able to substantially influence all matters requiring stockholder approval and thereby, our management and affairs. Matters that typically require stockholder approval include:

  •
  election of directors

  •
  merger or consolidation

  •
  sale of all or substantially all of our assets.

        This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock.

You may suffer dilution in the value of your shares.

        As of December 31, 2003, there were outstanding employee and director stock options to purchase 3,464,000 shares of our common stock.

        Any exercise of options will usually take place at a time when we would be able, in all likelihood, to obtain funds from the sale of our common stock at prices higher than the exercise prices of the options. As a result, investors in the securities offered hereby may incur substantial dilution of their investment as the issuance of a significant number of additional shares may depress their market value.

Anti-takeover provisions in Delaware law could prevent or delay a change in control of our company or make transactions beneficial to our stockholders more difficult.

        We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder", unless the business combination is approved in a prescribed manner. This statute as well as certain of our charter and By-law provisions may make it more difficult or discourage, delay or prevent someone from acquiring or merging with us.

We do not expect to pay cash dividends.

        We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. Therefore, we do not expect to pay any cash dividends in the foreseeable future.

FORWARD-LOOKING STATEMENTS

    The Private Securities Litigation Reform Act of 1995 ("Act") provides a safe harbor for forward-looking information made on behalf of the Company. Forward-looking statements involve risks, uncertainties and assumptions a described from time to time in registration statements, annual reports and other periodic reports and filings of the Company filed with the Securities and Exchange Commission. All statements, other than statements of historical facts which address the Company's expectations of sources of capital or which express the Company's expectations for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. As a result, there can be no assurance that the Company's future results will not be materially different from those described herein as "believed," "anticipated," "estimated" or "expected," which reflect the current views of the Company with respect to future events. We caution readers that these forward-looking statements speak only as the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which such statement is based.

USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of any Shares of Common Stock which may be offered hereby. The Selling Stockholders will receive all of the net proceeds from the sale of such Shares.

SELLING STOCKHOLDERS

        Shares of our common stock eligible for sale pursuant to this Prospectus or which may become eligible for sale pursuant to this prospectus whether or not the holders of these shares have any present intent to do so are shares which (1) have been acquired by certain of our employees, non-employee directors and consultants prior to the date of this prospectus, pursuant to our 2004 Stock Option Plan; or (2) or may be acquired from time to time by certain non-employee directors pursuant to non-qualified stock option agreements. Selling stockholders that are currently identifiable are named in Appendix A and Appendix B to this prospectus. Additional Selling stockholders may be named in one or more supplements to this prospectus.

PLAN OF DISTRIBUTION

        All or a portion of the shares offered through this prospectus may be sold, from time to time, by or for the selling stockholders in one or more transactions in the public market on the American Stock Exchange, in privately negotiated transactions, or in a combination of those transactions. These sales may be made either at fixed prices which may be changed, at market prices prevailing at the time of sale on the American Stock Exchange, at prices related to prevailing market prices or at negotiated prices. The shares may be sold directly by the selling stockholders, each acting as principal for his own account or may be sold through brokers, dealers or other agents designated from time to time by the selling stockholders. These brokers, dealers or other agents may receive compensation in the form of customary brokerage commissions or concessions from the selling stockholders or the purchasers of the shares. We anticipate that that there will be no underwriting commissions or discounts payable with respect to these transactions, other than brokers' commissions or fees customarily paid on these types of transactions, which commissions and fees will be borne by the selling stockholders.

        Any shares of common stock that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

        The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit received by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for a period of one business day prior to the commencement of that distribution. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, including, Regulation M, which provisions may limit the timing of purchases and sales of our common stock by the selling stockholders. All of these things may limit the marketability of the shares.

        To our knowledge, no underwriting arrangements have been entered into by the selling stockholders with respect to the shares as of the date of this prospectus. If we are notified by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering or secondary distribution, or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, disclosing (a) the name of each selling stockholder and of the participating broker or dealer, (b) the number of shares involved, (c) the price at which the shares were sold, (d) the commissions paid or the discounts or concessions allowed to the broker or dealer, where applicable, (e) that the broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (f) other facts material to the transaction.

        To the extent required, we will use our best efforts to file, during any period in which offers or sales are being made, one or more supplements to this prospectus to describe any material information concerning the plan of distribution not previously disclosed in this prospectus or any material change to that information in this prospectus.

        In order to comply with the securities laws of certain states, if applicable, the shares will be sold in those jurisdictions only through registered or licensed brokers or dealers.

        At the time of filing this prospectus, we do not satisfy the requirements for use of Form S-3. Therefore, the following limitation shall apply with respect to both control securities and restricted securities: the amount of securities to be offered or resold by means of the reoffer prospectus, by each person, and any other person with whom he or she is acting in concert for the purpose of selling our securities may not exceed, during any three month period, the amount specified in Rule 144(e).

        We will pay all expenses incurred to register the shares, which are estimated to be approximately $10,000, but all brokerage commissions and other expenses incurred by individual selling stockholders will be paid by them. There is no assurance that any of the selling stockholders will sell any or all of the shares offered through this prospectus.

LEGAL MATTERS

        The validity of the shares of common stock offered through this prospectus is being passed upon by our counsel, Foreht Last Landau & Katz, LLP, New York, New York

APPENDIX A

The following table sets forth certain information concerning the Selling Stockholders as of the date of this Prospectus that are affiliates.

Name	Number of Shares of Common Stock Beneficially Owned Prior to Resale	Number of Shares Offered for Resale	Percentage Beneficial Ownership Before Resale(1)	Percentage Beneficial Ownership After Resale(1)
Al Millar(2)	1,774,811	75,000	7.6%	7.3%
Sheldon Hoffman(3)	1,412,638	75,000	6.1%	5.8%
Robert H. Isaly(4)	698,790	15,000	3.0%	2.9%
John Ritota(5)	361,694	15,000	1.6%	1.5%
Lloyd Hoffman(6)	385,000	50,000	1.7%	1.5%
Donald E. Bennett, Jr.(7)	331,667	50,000	1.4%	1.2%
Russell Manock(8)	70,900	15,000	*	*
Michael Scheerer(9)	506,900	50,000	2.2%	2.0%
David B. Anderson(10)	39,334	25,000	*	*

*
Represents less than 1 percent of our outstanding common stock.

(1)
The percentage beneficial ownership before resale is calculated based on 23,134,907 shares of our common stock outstanding as of March 30, 2004. The percentage beneficial ownership after resale is based on 23,134,537 shares of our common stock outstanding after accounting for the resale of all of the Shares available for resale pursuant to this Prospectus. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. In computing the number of shares beneficially owned by a person in the first column and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within60 days of the date hereof are deemed outstanding except that any shares subject to options that are being offered for resale pursuant to this Prospectus are not counted again with respect to percentage beneficial ownership after resale. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. The address of each of the selling stockholders, unless otherwise indicated is c/o Alpha Pro Tech, Ltd., 60 Centurian Dr., Suite 112, Markham, Ontario, Canada L3R 9R2.

(2)
Includes 578,553 shares subject to currently exercisable options; and includes120,942 shares and 35,000 shares subject to currently exercisable options owned beneficially by Mr. Millar's wife, as to which Mr. Millar disclaims beneficial ownership.

(3)
Includes 578,553 shares subject to currently exercisable options; and includes 73,002 shares owned beneficially by Mr. Hoffman's wife, as to which Mr. Hoffman disclaims beneficial ownership. Does not include 410,051 shares owned beneficially by Hoffman Family Trust, as to which Mr. Hoffman disclaims beneficial ownership. The beneficiaries of the Hoffman Family Trust are Mr. Hoffman's wife and their two children. Mr. Hoffman does not have the power to vote or dispose of the shares held by the Trust.

(4)
Includes 258,000 shares subject to currently exercisable options; and includes 129,700 shares owned beneficially by Mr. Isaly's wife, as to which Mr. Isaly disclaims beneficial ownership.

(5)
Includes 100,000 shares subject to currently exercisable options; and includes 19,000 shares owned beneficially by Dr. Ritota's wife and 5,000 shares owned beneficially by Dr. Ritota's daughter as to which Dr. Ritota disclaims beneficial ownership.

(6)
Includes 335,000 shares subject to currently exercisable options. Mr. Hoffman disclaims beneficial ownership with respect to any shares of the Company held in the Hoffman Family Trust (see (2) above), except to the extent of his pecuniary interest therein.

(7)
Includes 300,000 shares subject to currently exercisable options.

(8)
Includes 33,000 shares subject to currently exercisable options; and includes 2,500 shares owned beneficially by Mr. Manock's wife as to which Mr. Manock disclaims beneficial ownership.

(9)
Includes 275,000 shares subject to currently exercisable options; and 38,450 shares owned beneficially by Mr. Scheerer's wife as to which Mr. Scheerer disclaims beneficial ownership.

APPENDIX B

        The following table sets forth certain information concerning the Selling Stockholders as of the date of this Prospectus that are not affiliates.

Name	Number of Shares Offered for Resale
Ann Marie Dixon	50,000
Dan Montgomery	50,000
Brian Hayden	50,000

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference, as of their respective dates, in this Registration Statement:

           (a)  (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (Commission File No 019893);

           (b)  Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004; June 30, 2004; and September 30, 2004;

           (c)  Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders of the company held on June 8, 2004; and

           (d)  The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on March 2, 2000.

        In addition, all documents hereafter filed by Alpha Pro Tech, Ltd. pursuant to Sections 13 (a), 13 (c), 14 or 15 (d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

        Not applicable (securities to be offered are registered under Section 12 of the Exchange Act).

Item 5.    Interests of Named Experts and Counsel- Not Applicable

Item 6.    Indemnification of Directors and officers

        Article VIII of the Company's Certificate of Incorporation provides in part as follows:

        "The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders of disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

        Under Delaware law, directors, officers, employees, and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection wit specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of conduct is applicable in the case of a derivative action, but indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the corporation.

        The Company has adopted in its Certificate of Incorporation and By-Laws the provisions of Section 102(b) (7) of the Delaware General Corporation Law which eliminate or limit the personal liability of a director of the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director of any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit.

Item 7.    Exemption From Registration Claimed

        Any restricted securities to be offered or resold pursuant to this Registration Statement are exempt under Section 4 (2) of the Securities Act of 1933, as amended, as a non-public offering of securities.

Item 8.    Exhibits

        The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.

Item 9.    Undertakings

         (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)  To include any prospectus required by Section 10 (a) of the Securities Act of 1933;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement;

         (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's By-Laws, Certificate of Incorporation, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnifications against public policy as expressed in the act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person in connection with the securities being registered), the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Markham, Ontario, Canada, on November 30, 2004.

ALPHA PRO TECH, LTD.
By:	/s/ SHELDON HOFFMAN Sheldon Hoffman Chief Executive Officer and Director

        POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sheldon Hoffman and Alexander W. Millar, and each of them, as such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ SHELDON HOFFMAN Sheldon Hoffman	Chief Executive Officer and Director	November 30, 2004
/s/ LLOYD HOFFMAN Lloyd Hoffman	Senior Vice President and Chief Financial Officer	November 30, 2004
/s/ DONALD E. BENNETT, JR. Donald E. Bennett, Jr.	Director	November 30, 2004
/s/ ROBERT M. ISALY Robert M. Isaly	Director	November 30, 2004
/s/ ALEXANDER W. MILLAR Alexander W. Millar	President and Director	November 30, 2004
/s/ DR. JOHN RITOTA Dr. John Ritota	Director	November 30, 2004
/s/ RUSSELL MANOCK Russell Manock	Director	November 30, 2004
/s/ DAVID ANDERSON David Anderson	Director	November 30, 2004

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	2004 Stock Option Plan(1).
4.2	Non-Qualified Stock Option Agreement of David Anderson(2).
4.3	Non-Qualified Stock Option Agreement of Robert M. Isaly(2).
4.4	Non-Qualified Stock Option Agreement of Dr. John Ritota(2).
4.5	Non-Qualified Stock Option Agreement of Russell Manock(2).
4.6	Incentive Stock Option Agreement of Al Millar(2)
4.7	Incentive Stock Option Agreement of Sheldon Hoffman(2)
4.8	Incentive Stock Option Agreement of Lloyd Hoffman(2)
4.9	Incentive Stock Option Agreement of Donald E. Bennett Jr.(2)
4.10	Incentive Stock Option Agreement of Michael Scheerer(2)
5.1	Opinion of Foreht Last Landau & Katz, LLP with respect to the legality of the securities being registered(2).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Foreht Last Landau & Katz, LLP (contained in Exhibit 5.1).
24.	Power of Attorney (See Power of Attorney in Registration Statement).

(1)
Previously filed as an exhibit to Registrant's Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders of the Company held on June 8, 2004.

(2)
Filed herewith.

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CALCULATION OF REGISTRATION FEE
PART I INFORMATION REQUIRED IN THE PROSPECTUS
TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
OUR COMPANY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
APPENDIX A
APPENDIX B
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
INDEX TO EXHIBITS